Exhibit 99.1

NEWS RELEASE	For more information call
August 5, 2004	Robert A. Sheets 252-291-5507

STANDARD COMMERCIAL CORPORATION ANNOUNCES

JUNE 30, 2004 FIRST QUARTER RESULTS

WILSON, NC – Standard Commercial Corporation (STW-NYSE) today reported June 30, 2004 first quarter loss from continuing operations of $3.8 million, versus income from continuing operations of $8.9 million in the June 30, 2003 first quarter. On a per share basis, both basic and diluted loss from continuing operations were $0.28 versus earnings of $0.66 and $0.62 respectively for the quarter ended June 30, 2003. The loss from the discontinued wool business for the quarter was $1.0 million versus the prior year loss of $2.3 million. Net loss totaled $4.8 million ($0.35 per basic and diluted share) versus net income of $6.6 million ($0.49 per basic share and $0.47 per diluted share) in the corresponding prior year quarter.

Sales. Sales for the three months ended June 30, 2004 increased by 6.6% to $185.6 million from $174.1 million in the prior year period. The volume of tobacco sold during the current quarter increased by 5.3% over the prior year quarter. This was mainly due to increased shipments from Brazil, Turkey, Italy and India. Sales were lower for Kenya/Congo, Argentina, Thailand and Malawi than the prior year period primarily due to delays in shipments.

Gross Profit. Gross profit for the three months ending June 30, 2004 decreased $12.9 million from the prior year’s period. The main reason for the decline was higher product costs related to higher farmer prices in South America coupled with lower shipments from Malawi and Zimbabwe. In the case of Malawi, shipments were unfavorably impacted by reduced factory efficiencies caused by foreign material in tobacco received at auction. This caused delays in our planned packing schedules which were further impacted by a shortage of containers. We are also still feeling the impact of last year’s currency inflated European crop that is shipping in this fiscal year. Gross margin was also negatively affected by increased interest cost due to higher operating assets.

Selling, General and Administrative Expenses. SG&A expenses were higher by $4.3 million or 23.4% compared to the prior year quarter. The increase was mainly due to higher expenses related to compensation increases of $2.4 million, legal $0.4 million, communication and rent $0.4 million and other normal inflationary increases.

Interest Expense. Interest expense was higher by $2.6 million due to increased borrowings, higher interest on the new $150 million senior notes issued in April 2004 and the early redemption fee of $1.0 million on the May 2004 early retirement of the 8 7/8% senior notes issue.

Income taxes. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate for the quarter was 25% versus 38% for the prior year period.

Loss from Continuing operations. Loss from continuing operations was $3.8 million versus profit of $8.9 million in the prior year period.

Loss from Discontinued operations. The wool operating loss for the three months to June 30, 2004 was $1.0 million versus a loss of $2.3 million in the prior year period. The reduction was due to the sale late in fiscal 2004 of units in Australia.

Net Income. The consolidated net loss was $4.8 million, primarily due to difficult trading conditions in tobacco business, versus the prior year period net income of $6.6 million

Because of the seasonal nature of the Company’s businesses, results for interim periods are not necessarily indicative of business trends or results to be expected for the full year.

Announcing the first quarter results, Robert E. Harrison, President and Chief Executive Officer, said, “Trading conditions in the tobacco markets continue to be impacted by a variety of factors. Higher farmer green prices and shipping delays from profitable origins were all key factors in our reported loss for the quarter. Our average selling price increased less than 2% while our costs associated with purchasing, including green costs and processing, rose 17% compared to the previous year’s quarter. We expect this ratio to improve as shipping patterns normalize for the balance of the year. Our tobacco growing projects in Africa also unfavorably impacted margins in the quarter as we have not yet reached the break-even point with the crops. We expect these to be profitable during the next growing season.”

“Because of these larger growing projects, crop sizes in South America, shipping delays in Africa and higher currency adjusted inventories in Europe our inventories increased by $95.6 million versus a year ago. This will cycle down throughout the year and our uncommitted inventories remain within their targeted range. Overall, the market trading conditions remain stable but somewhat difficult due to the pressures our customers are facing from rising excise taxes and the resultant unfortunate opportunity this is creating for counterfeiters. We remain confident that we can effectively deal with the impact of these issues over the full course of this year. Accordingly, we expect fiscal 2005 earnings per share from continuing operations to be within a range of $1.95 to $2.05 per share on a diluted basis.”

Harrison added, “We remain on schedule with our efforts to dispose of our wool operations. A sales agreement is being finalized for the purchase of our UK and Chile operations. We are negotiating a sale of our French and German wool operating assets but have to ensure we comply with the various regulatory agencies in those countries to finalize the asset sales. We still expect this process to be completed by the end of our September quarter.”

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include changes in demand for and supply of leaf tobacco and wool, changes in general economic conditions, political and terrorist risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

STANDARD COMMERCIAL is one of the largest independent leaf tobacco dealers in the world and operates in over thirty countries.

NOTE: Robert E. Harrison, Standard’s Chairman, President & CEO, will host an AT&T teleconference to go over this announcement and answer questions at 8:30am EDT on Friday, August 6, 2004. U.S. investors may participate by dialing 800-288-8974. Participants outside the U.S. should dial 612-288-0329. Playback available August 6 through August 13. For playback in the U.S. dial 800-475-6701; outside the U.S., dial 320-365-3844. The playback access code will be741750.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands, except per share data; unaudited)

	Three months ended June 30
	2004	2003*
Sales	$185,619	$174,088

Cost of sales - materials, services and supplies	161,854	138,371
- interest	3,554	2,575

Gross Profit	20,211	33,142
Selling, general and administrative expenses	22,767	18,448
Other interest expense	3,690	1,138
Other income (expense) – net	472	417

Income (loss) before taxes	(5,774)	13,973
Income tax benefit (expense)	1,451	(5,356)

Income (loss) after taxes	(4,323)	8,617
Minority interests	267	67
Equity in earnings of affiliates	250	200

Income (loss) from continuing operations	(3,806)	8,884
Loss from discontinued operations, net of income tax of $37 and $697 at June 30, 2004 and 2003	(1,043)	(2,272)

Net income (loss)	(4,849)	6,612
Retained earnings at beginning of period	149,428	167,495
Common stock dividends	(1,196)	(851)

Retained earnings at end of period	$143,383	$173,256

Earnings (loss) per common share
Basic:
From continuing operations	$(0.28)	$0.66
From discontinued operations	(0.07)	(0.17)

Net	$(0.35)	$0.49

Average shares outstanding	13,677	13,537
Diluted:
From continuing operations	$(0.28)	$0.62
From discontinued operations	(0.07)	(0.15)

Net	$(0.35)	$0.47

Average shares outstanding	13,703	15,131

Dividend declared per common share	$0.0875	$0.0625

*	Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the wool operations.